Exhibit 2.1
THIS AGREEMENT is made on                     May 2010
BETWEEN
1.	AIA AURORA LLC, a Delaware limited liability company whose registered office is at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808 (the “Seller”);

2.	AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation whose principal place of business is at 70 Pine Street, New York, New York 10270 (the “Parent”);

3.	PRUDENTIAL GROUP PLC, formerly Petrohue (UK) Investments Limited, a company incorporated in England and Wales with registered number 7163561 whose registered office is at Laurence Pountney Hill, London EC4R 0HH (the “Purchaser”); and

4.	PRUDENTIAL PLC, a company incorporated in England and Wales with registered number 1397169 whose registered office is at Laurence Pountney Hill, London EC4R 0HH (“Prudential”).
BACKGROUND
(A)	The parties entered into a share purchase agreement for the sale and purchase of the entire issued share capital of AIA Group Limited on 1 March 2010 (the “SPA”).

(B)	The parties now wish to amend the terms of the SPA on the terms set out in this agreement.
NOW IT IS AGREED as follows:
1	Definitions and Interpretation

1.1	Terms defined in the SPA have the meanings given in the SPA when used in this agreement.

1.2	The amendments to the SPA provided for in this agreement shall take effect on execution of this agreement. Save as provided in this agreement, the SPA shall remain in full force and effect in accordance with its terms.

2	Clause 1 (Interpretation)

2.1	The following definitions shall be added to clause 1.1 of the SPA:

““Denominator” has the meaning set out in clause 2.4.”

“”Final Dividend” has the meaning set out in clause 2.4.”

“”FRBNY” has the meaning set out in clause 16.2(h).”

“HSBC” means HSBC Bank plc.”

“”JP Morgan” means J.P. Morgan Securities Ltd.”

“”Lender” has the meaning set out in clause 16.2(h).”

““Prudential Metrics” has the meaning set out in clause 8.3.”

““Raw Data” has the meaning set out in clause 8.3.”

“”Subordinated Note Commitment Letter” has the meaning set out in clause 2.3A.”

2.2	The defined term “Actual Gross Sterling Proceeds” shall be deleted from clause 1.1 of the SPA and replaced with the following:

““Actual Gross Sterling Proceeds” has the meaning set out in clause 2.4A(a).”

3	Clause 2 (Sale and Purchase of the Shares)

3.1	The wording in clause 2.3(a) of the SPA shall be deleted and replaced with the following:

“subject to clause 2.3A, US$25 billion payable in cash to the Seller at Completion (the “Cash Consideration”);”

3.2	A new clause 2.3A shall be added to the SPA in the form set out below:

“If the Seller subscribes or is required to subscribe for Prudential subordinated notes pursuant to the Standby Subordinated Note Commitment Letter, dated as of May 2010, among Prudential, the Parent and the Seller (the “Subordinated Note Commitment Letter”), the Cash Consideration shall be reduced by an amount equal to the aggregate nominal value of the subordinated notes for which the Parent or the Seller subscribes or is required to subscribe, and as a component of the consideration for the Shares, there shall be allotted and issued to and subscribed for by the Seller at Completion the subordinated notes which it subscribes or is required to subscribe for pursuant to the Subordinated Note Commitment Letter. If all or any part of the aggregate nominal value of the subordinated notes for which the the Seller subscribes or is required to subscribe is denominated in a currency other than US dollars, such amount shall, for the purposes of this clause 2.3A, be converted to US dollars in accordance with clause 32 (on the basis that the Relevant Date shall be the Completion Date).”

3.3	The wording in clause 2.4 of the SPA shall be deleted and replaced with the following:

“Subject as set out in clause 2.4A, the number of Purchaser Ordinary Shares referred to in clause 2.3(b) shall be such whole number as most nearly represents 11.3 per cent (the “Relevant Percentage”) of the issued ordinary share capital of the Purchaser immediately following Completion. The Relevant Percentage has been calculated by expressing as a percentage the result of dividing the notional Sterling value of the Consideration Shares (being £3.613 billion) (the “Consideration Shares Value”) by the sum of: (w) £15.257 billion, being the market capitalisation in Sterling of Prudential as at close of trading on the trading day immediately prior to the date of this agreement, (x)

less the value of the final dividend which is £0.343 billion (the “Final Dividend”), (y) plus £13.465 billion, being the expected gross proceeds in Sterling of the Rights Issue (the “Expected Sterling Gross Proceeds”) and (z) plus the Consideration Shares Value (such sum being the “Denominator”).”

3.4	A new clause 2.4A shall be added to the SPA in the form set out below:

“For the purpose of determining the number of Purchaser Ordinary Shares referred to in clause 2.3(b), the Relevant Percentage shall, if required, be re-calculated in the following circumstances and on the following basis:
(a)	if the actual Sterling gross proceeds of the Rights Issue (the “Actual Sterling Gross Proceeds”) differ from the Expected Sterling Gross Proceeds, the Relevant Percentage shall be re-calculated on the basis that the value to be inserted at clause 2.4(y) shall be the Actual Sterling Gross Proceeds rather than the Expected Sterling Gross Proceeds;

(b)	if, in the period between the Signing Date and Completion, Prudential issues further ordinary shares (other than pursuant to the Rights Issue or the Scheme of Arrangement), the Relevant Percentage shall be re-calculated on the basis that the Denominator shall be increased by the proceeds of issue of such ordinary shares (which, in the case of ordinary shares issued pursuant to a scrip dividend alternative, shall be deemed to be zero); and/or

(c)	if, in the period between the Signing Date and Completion, Prudential makes a distribution by way of dividend or share repurchase to some or all of its ordinary shareholders, the Relevant Percentage shall be re-calculated on the basis that the Denominator shall be reduced by the cash amount of such distribution (save that the only re-calculation that shall be carried out in respect of the Final Dividend shall be as described in paragraph (ii) below).
For the avoidance of doubt: (i) the Relevant Percentage shall be re-calculated in respect of any and all events of the types identified in (a), (b) and (c) above and (ii) the Relevant Percentage shall be re-calculated (in accordance with (b) and (c)) in order to reflect the outcome of the scrip alternative offered in respect of the Final Dividend (and so that the value to be inserted at clause 2.4(x) shall be the amount of cash actually paid to ordinary shareholders by Prudential in respect of the Final Dividend).”

4	Clause 8 (Conduct of business before Completion)

4.1	Clause 8.3 of the SPA shall be deleted in its entirety.

4.2	The following wording shall be inserted as a new clause 8.3 in the SPA:

“The parties acknowledge that the Seller and the Parent have provided to Prudential certain data relating to the financial performance of the AIA Group in the first quarter of 2010 (the “Raw Data”) in order to allow Prudential to calculate certain metrics (the “Prudential Metrics”) for inclusion in, inter alia, the Prudential Prospectus. Without prejudice to any responsibility which the Seller or the Parent may have for the Raw Data, the Purchaser and Prudential hereby agree that neither the Seller nor the Parent shall have any liability to the Purchaser or Prudential arising out of or in connection with the calculation by Prudential of the Prudential Metrics on the basis of the Raw Data, the form or manner in which the Prudential Metrics may be presented or published by Prudential and/or any determination by Prudential that the disclosure of such metrics satisfies applicable legal and regulatory standards.”

5	Clause 16 (Lock-up)

5.1	The following wording shall be inserted as a new sub-clause 16.2(h) in the SPA:

“the creation, following Completion and subject as set out below, of any pledge, mortgage, hypothecation or similar security interest over the Purchaser Ordinary Shares or Mandatory Convertible Securities in favour of (i) the Federal Reserve Bank of New York (the “FRBNY”) pursuant to the Credit Agreement, dated September 22, 2008, between the Parent and the FRBNY, and the Guarantee and Pledge Agreement, dated September 22, 2008, among the Parent, the FRBNY and the Guarantors party thereto, in each case as amended from time to time, or (ii) any other permitted third party lender or financing counterparty of the Parent or any of its Subsidiaries (a “Lender”) in connection with financing provided to the Parent or any of its Subsidiaries on arm’s length terms, providing the FRBNY or such Lender, as appropriate, agrees to abide by the restrictions contained in clause 16.1 during the Lock-Up Period or Mandatory Convertible Securities Lock-up Period, as applicable, as if it were the Seller; provided, however, that (a) a Lender (or an Affiliate of a Lender) or the FRBNY may enter into transactions which would otherwise breach the restrictions contained in clause 16.1 if such transactions are entered into for the account of clients or in the ordinary course of its market activities and such transactions do not act as a hedge against, and are otherwise unrelated to, the securities subject to such pledge, mortgage, hypothecation or similar security interest and (b) upon default and enforcement by a Lender or the FRBNY, as the case may be, of any pledge, mortgage, hypothecation or similar security interest over any Purchaser Ordinary Shares or Mandatory Convertible Securities following failure of the borrower to repay when due the principal sum outstanding under, or to post when required any collateral in respect of, the relevant financing arrangement, the Lender or the FRBNY, as the case may be, will not be bound by any of the restrictions contained in clause 16.1 (x) to the extent necessary to allow it to recover what is due to it under such financing arrangement, (y) providing that the Lender or the FRBNY, as the case may be, shall be obliged to use all reasonable endeavours to maximise the proceeds of any sales of Purchaser Ordinary Shares or Mandatory Convertible Securities effected for that purpose and (z) providing that any such sales shall be carried out in consultation with brokers nominated by the Purchaser. The Parent shall give the Purchaser at least 10 Business Days’ advance written notice of the proposed creation of any pledge, mortgage, hypothecation or similar security interest as described above and shall afford the Purchaser a reasonable opportunity to satisfy itself that any Lender is a permitted lender or financing counterparty for the purposes of clause (ii) and that adequate arrangements are in place to ensure compliance by the FRBNY or the Lender with the restrictions contained in clause 16.1. A Lender shall be a permitted lender or financing counterparty for the purposes of clause (ii) if it is Citigroup Inc., Nomura Securities International Inc., Bank of America Corporation or any other lender or financing counterparty approved in writing in advance by the Purchaser (such approval not to be unreasonably withheld). If so requested by the Purchaser, the Parent shall take such action (or procure that such action is taken) as may reasonably be required to enforce the restrictions contained in clause 16.1 against the FRBNY or the relevant Lender. From May 2010 to completion of the Rights Issue, the Parent shall not, and shall procure that none of its Subsidiaries shall, enter into any discussions with any potential Lender with regard to the creation of any pledge, mortgage, hypothecation or similar security interest over the Purchaser Ordinary Shares or Mandatory Convertible Securities. Subject to applicable Law and securities exchange rules, the Parent shall not, during the Lock-Up Period or Mandatory Convertible Securities Lock-up Period, make any announcement relating to any pledge, mortgage, hypothecation or similar security interest of or over any Purchaser Ordinary Shares or Mandatory Convertible Securities without first consulting with the Purchaser and giving the Purchaser a reasonable opportunity to comment on such announcement; and”

5.2	The following wording shall be inserted as a new sub-clause 16.2(i) in the SPA:
“any Disposal of any Purchaser Ordinary Shares received in respect of the Mandatory Convertible Securities as a result of the Purchaser having either (a) defaulted under the terms and conditions of the Mandatory Convertible Securities or (b) elected to convert the Mandatory Convertible Securities early in accordance with an Issuer Conversion Notice (as defined in the terms and conditions of the Mandatory Convertible Securities).”

5.3	The final word “and” at the end of sub-clause 16.2(f) of the SPA shall be deleted and period (“.”) at the end of sub-clause 16.2(g) shall be deleted.

6	Clause 19 (Confidentiality)

The following wording contained in the first sentence of clause 19.1 of the SPA shall be deleted: “and the confidentiality agreement, dated 12 January, 2010, between the Company and the Purchaser”, and shall be replaced by the following wording: “and the confidentiality agreement, dated 26 January, 2010, between the Company and the Purchaser”.

7	Clause 22 (Notices)

The fax numbers for the Parent and the Seller set out in sub-clauses (a) and (b) of clause 22.1 of the SPA shall be deleted and replaced by the following number: “212-425-2175”.

8	Schedule 7 (Regulatory and antitrust approvals)

Schedule 7 of the SPA shall be deleted in its entirety and replaced with the revised Schedule 7 in the form appended to this agreement.

9	Boilerplate

Clauses 19.1 (Confidentiality), 21 (Costs and Expenses), 22 (Notices), 24 (Invalidity and Severability), 27 (Assignment), 28 (No Third Party Beneficiaries), 29 (Amendment and Waiver), 30 (Counterparts), 31 (English Language), 33 (Governing Law and Jurisdiction), 34 (Agent for Service of Process) and 36 (Purchaser capital reduction) of the SPA shall apply to this agreement as if such clauses were set out in full herein.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

Signed by Brian T. Schreiber for and on behalf of AIA AURORA LLC	) ) )	BRIAN T. SCHREIBER Title: Treasurer

Signed by Brian T. Schreiber for and on behalf of AMERICAN INTERNATIONAL GROUP, INC.	) ) )	BRIAN T. SCHREIBER Title: Senior Vice President

Signed by Harvey McGrath for and on behalf of PRUDENTIAL PLC	) ) )	HARVEY MCGRATH Title: Chairman

Signed by Harvey McGrath for and on behalf of PRUDENTIAL GROUP PLC	) ) )	HARVEY MCGRATH Title: Chairman

Schedule 7
(Regulatory and anti-trust approvals)
Part A (Purchaser regulatory change of control and anti-trust approvals for acquisition of the Company and its Subsidiaries)
1.	Regulatory approvals for change of control

Jurisdiction	Relevant regulator(s)

Australia	Foreign Investment Review Board Australian Prudential Regulation Authority

Bermuda	Bermuda Monetary Authority

British Virgin Islands	British Virgin Islands Financial Services Commission

Hong Kong	Hong Kong Insurance Authority (Office of the Commissioner of Insurance) Hong Kong Securities and Futures Commission Mandatory Provident Fund Schemes Authority

India	Insurance Regulatory and Development Authority Foreign Investment Promotion Board

Macau	Monetary Authority of Macau

Malaysia	Bank Negara Malaysia / Minister of Finance

New Zealand	Overseas Investment Office
2.	Anti-trust approvals
Approval (either by way of decision or expiry of applicable waiting periods) for the completion of the transactions contemplated in the Transaction Agreements by the competent antitrust authorities in each of the following jurisdictions:
•	The Republic of India, provided that the Purchaser shall waive this approval as a Condition if arrangements made in respect of the AIA Group’s business in India mean that no anti-trust clearance in respect of the Transaction is required under Indian law;

•	The Republic of Indonesia, provided however that the clearance of the Commission for the Supervision of Business Competition (“KPPU”) shall only be a Condition if the KPPU has issued an express order not to proceed with the Completion pending the outcome of the merger control review being conducted by the KPPU notwithstanding Purchaser’s best endeavours to obtain the agreement of the KPPU to allow the Completion to occur based on a hold separate or equivalent undertaking given by Purchaser;

•	The Republic of Korea (South Korea);

•	The Republic of Singapore, provided however that the clearance of the Competition Commission of Singapore (“CCS”) shall only be a Condition if the CCS has issued an express order not to proceed with the Completion pending the outcome of the merger control review being conducted by the CCS notwithstanding Purchaser’s best endeavours to obtain the agreement of the CCS to allow the Completion to occur based on a hold separate or equivalent undertaking given by Purchaser; and

•	The Socialist Republic of Vietnam.

Part AA (Purchaser regulatory approvals for change of control of Prudential and its Subsidiaries pursuant to the Scheme of Arrangement)

Jurisdiction	Relevant regulator(s)

Australia	Foreign Investment Review Board

Bermuda	Bermuda Monetary Authority

Cayman Islands	Cayman Islands Monetary Authority

Guernsey	Guernsey Financial Services Commission

Hong Kong	Hong Kong Insurance Authority (Office of the Commissioner of Insurance) Hong Kong Securities and Futures Commission Mandatory Provident Fund Schemes Authority

India	Insurance Regulatory and Development Authority Foreign Investment Promotion Board Securities and Exchange Board of India

Ireland	The Financial Regulator

Japan	Financial Services Agency of Japan

Malaysia	Bank Negara Malaysia / Minister of Finance

Singapore	Monetary Authority of Singapore

United Arab Emirates (DIRC)	Dubai Financial Services Authority

United Kingdom	Financial Services Authority

United States	Michigan Office of Financial and Insurance Regulation New York State Insurance Department

Part B (Parent regulatory change of control and anti-trust approvals for the allotment and issue of the Consideration Shares and Mandatory Convertible Securities)
1.	Regulatory approvals for change of control

Jurisdiction	Relevant regulator(s)

Australia	Foreign Investment Review Board Australian Prudential Regulatory Authority

Bermuda	Bermuda Monetary Authority

British Virgin Islands	British Virgin Islands Financial Services Commission

Guernsey	Guernsey Financial Services Commission

Hong Kong	Hong Kong Insurance Authority (Office of the Commissioner of Insurance)

Ireland	The Financial Regulator

Malaysia	Bank Negara Malaysia / Minister of Finance

United Arab Emirates (DIRC)	Dubai Financial Services Authority

United Kingdom	Financial Services Authority

United States	Michigan Office of Financial and Insurance Regulation New York State Insurance Department
2.	Anti-trust approvals
All the applicable waiting periods having expired or been terminated in relation to the acquisition by the Parent of the Consideration Shares, Purchaser Preferred Securities and Purchaser Mandatory Convertible Securities pursuant to the Hart Scott Rodino Anti-Trust Improvements Act of 1976 (as amended) of the United States of America.